As filed with the Securities and Exchange Commission on January 26, 2004.

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

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MEDICAL TECHNOLOGY SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	59-2740462

(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

12920 Automobile Boulevard
Clearwater, Florida 33762
(727) 576-6311

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Todd E. Siegel
Chairman of the Board,
Chief Executive Officer and President
12920 Automobile Boulevard
Clearwater, Florida 33762
(727) 576-6311

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to be sent to:
Robert J. Grammig, Esquire
Holland & Knight LLP
100 North Tampa Street, Suite 4100
Tampa, Florida 33602
(813) 227-8500

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  [  ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Title of Shares	Amount	Proposed Maximum	Proposed Maximum	Amount of
to be Registered	to be Registered	Aggregate Price Per Share (1)	Aggregate Offering Price (1)	Registration Fee

Common Stock, $.01 par value	234,377	$7.12	$1,668,764	$135

(1)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low trading prices of the common stock on the American Stock Exchange on January 16, 2004.

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        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion, January 26, 2004

PROSPECTUS

234,377 Shares

MEDICAL TECHNOLOGY SYSTEMS, INC.

Common Stock

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        All of the shares of common stock offered by this Prospectus are being sold by the selling stockholders of our company listed on page 8. The selling stockholders may offer their shares of common stock from time to time through public or private transactions, on or off the American Stock Exchange, at prevailing market prices or at privately negotiated prices. You should read this prospectus and each applicable prospectus supplement carefully before you invest.

        We will not receive any of the proceeds from the sale by the selling stockholders of any shares of our common stock offered by this prospectus.

        Our common stock is traded on the American Stock Exchange under the symbol “MPP.” On January 23, 2004, the last reported sale price of our common stock as reported on the American Stock Exchange was $7.22 per share.

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INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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The date of this prospectus is ____________, 2004.

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ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement we filed on Form S-3 with the Securities and Exchange Commission (the “Commission”) to register 234,377 shares of our common stock for the selling stockholders. You should rely only on the information contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. We have not, and the selling stockholders have not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. The selling stockholders are offering to sell securities and seeking offers to buy securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus and in any accompanying prospectus supplement is accurate only as of the date on their covers, regardless of the time of delivery of this prospectus or any accompanying prospectus supplement or any sale of the securities.

        In this prospectus and any prospectus supplement, unless otherwise indicated, the terms “we,” “us,” “our” and “Med Tech” refer to Medical Technology Systems, Inc., and its subsidiaries. In addition, we sometimes refer to Andrew Patrick Chase, Samuel M. Chase III, The Chase Family Trust, Michael P. Conroy, the Stanley D. Estrin Irrevocable Trust dated 3/16/93, the Joan L. Fitterling Revocable Trust dated August 15, 1995 and James C. Harper collectively, as the “selling stockholders.”

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i

SUMMARY

Medical Technology Systems, Inc.

        We are a holding company that operates through our subsidiaries, MTS Packaging Systems, Inc.™ (“MTS Packaging”) and MTS Packaging Systems International, Ltd. (“MTSPI”). MTS Packaging primarily manufactures and sells disposable medication punch cards, packaging equipment and ancillary products throughout the United States. Its customers are predominantly pharmacies that supply nursing homes, assisted living and correctional facilities with prescription medications for their patients. MTS Packaging manufactures its proprietary disposable punch cards and packaging equipment in its own facilities. This manufacturing process uses integrated machinery for manufacturing the disposable medication punch cards. The disposable medication punch cards and packaging equipment are designed to provide a cost effective method for pharmacies to dispense medications. MTS Packaging’s medication dispensing systems and products provide innovative methods for dispensing medications in disposable packages. MTSPI distributes products for MTS Packaging in the United Kingdom.

        We were incorporated in Delaware in March 1984. Our principal executive officers are located at 12920 Automobile Boulevard, Clearwater, Florida 33762 and our telephone number is (727) 576-6311. Our website is located at http://www.mtsp.com. The information contained in our website is not a part of this document. Our common stock is listed on the American Stock Exchange under the symbol “MPP.”

The Offering

Common stock offered by the selling stockholders......	234,377 shares

Common stock outstanding .............................................	4,648,287 shares as of January 20, 2004. This number does not include 1,383,000 shares of common stock reserved for issuance upon exercise of stock options outstanding as of January 20, 2004.

Use of proceeds .................................................................	We will not receive any of the proceeds of this offering.

Risk factors .........................................................................	You should carefully consider the factors discussed under “Risk Factors” before purchasing our common stock.

American Stock Exchange symbol .................................	MPP

FORWARD-LOOKING STATEMENTS

         Any statements in this document or incorporated by reference into this document about expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “will continue,” “anticipate, ” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook.” Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this document. The following cautionary statements identify important factors that could cause our actual results to differ materially from those projected in the forward-looking statements made in this document. Among the key factors that have a direct bearing on our business, results of operations and financial condition are:

  competition;
  fluctuations in our operating results;
  reductions in sales to any one of our customers;
  our dependence on a small number of suppliers;
  the effects of rapidly changing technology and evolving process development on the market for our products;
  our reliance on a single facility to manufacture substantially all our products;
  our reliance on short-term contracts with most of our clients;
  the proper functioning of our information systems;
  retaining the services of our management team;
  adverse results in tax audits;
  our dependence on receiving distributions from our subsidiaries;
  our ability to pay dividends;
  the issuance of additional shares of our common stock;
  the payment of certain amounts or issuance of additional shares to Eureka I, L.P.;
  governmental regulation;
  product liability claims;
  our intellectual property rights;
  failure to comply with rules and regulations relating to corporate governance reform;
  volatility of our stock price;
  our stockholders' lack of cumulative voting rights;
  provisions of our certificate of incorporation and applicable law that make it more difficult to complete a contested takeover of our company;
  terrorist attacks and other acts of violence or war; and
  other risks and uncertainties as may be detailed from time to time in our public announcements and Securities and Exchange Commission filings.

        These factors and the risk factors referred to below could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, and you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and we do not undertake any obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise.

         In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

RISK FACTORS

        Before investing in our common stock offered by the selling stockholders in this prospectus, you should carefully consider the following risks and uncertainties, in addition to the other information contained or incorporated by reference into this prospectus. Also, you should be aware that the risks and uncertainties described below are not the only ones affecting us or that could affect us in the future. Any of the risks and uncertainties described below could have a material adverse effect on our business, results of operation and financial conditions, and could result in a partial or complete loss of your investment.

We have many competitors and expect new competitors to enter our market, which could adversely affect our ability to increase revenues, maintain our margins or grow our market share.

        The market for our services is extremely competitive and the barriers to entry in our market are relatively low. We cannot be sure that we will have the resources or expertise to compete successfully in the future. Our competitors may be able to:

  develop and expand their product and service offerings more quickly;
  adapt to new or emerging technologies and changing customer needs more quickly;
  negotiate more favorable purchases agreements with suppliers;
  devote greater resources to the marketing and sale of their products; and
  address customers' service-related issues more effectively.

        Some of our competitors may also be able to provide customers with additional benefits at lower overall costs or to reduce their charges aggressively in an effort to increase market share. We cannot be sure that we will be able to match cost reductions by our competitors.

Our operating results may fluctuate due to a number of factors, many of which are beyond our control.

        Our annual and quarterly operating results are affected by a number of factors, including:

  adverse changes in general economic conditions;
  the level and timing of customer orders;
  the composition of the costs of revenue between materials, labor and manufacturing overhead;
  our level of experience in manufacturing a particular product;
  fluctuations in materials costs and availability of materials; and
  the timing of expenditures in anticipation of increased sales and customer product delivery requirements.

        The volume and timing of orders placed by our customers vary due to variation in demand for our products, new product introductions and consolidations among our customers. In the past, changes in customer orders have had a significant effect on our results of operations due to corresponding changes in the level of overhead absorption. Any one or a combination of these factors could adversely affect our annual and quarterly results of operations in the future.

Because we depend on a limited number of customers, a reduction in sales to any one of our customers could cause a significant decline in our revenue.

        For the fiscal year ended March 31, 2003 and for the six-month period ended September 30, 2003, our 10 largest customers accounted for approximately 50% of our net revenue and our two largest customers accounted for approximately 28% of our net revenue. We are dependent upon the continued growth, viability and financial stability of our customers whose industries have experienced consolidation, pricing and regulatory pressures. We expect to continue to depend upon a relatively small number of customers for a significant percentage of our net revenue. Consolidation among our customers may further reduce the number of customers that generate a significant percentage of our revenues and exposes us to increased risks relating to dependence on a small number of customers. A significant reduction in sales to any of our customers or a customer exerting significant pricing and margin pressures on us, would have a material adverse effect on our results of operations.

We depend on a small number of suppliers for the raw materials used in the production of our products.

        We rely on a limited number of suppliers for the raw materials that are essential in the production of the products we produce. We cannot assure you that such suppliers will be able to meet our future demand for raw materials, or that shortages of these raw materials will not arise in the future. The failure of such suppliers to deliver such raw materials on a timely basis could have a material adverse effect on our business, financial condition and results of operations.

The markets for our products are characterized by rapidly changing technology and evolving process development.

        The continued success of our business will depend upon our ability to:

  Hire, retain and expand our qualified technical personnel;
  maintain technological leadership;
  develop and market products that meet changing customer needs; and
  successfully anticipate or respond to technological changes in manufacturing processes on a cost-effective and timely basis.

        Although we believe that our operations use the assembly and testing technologies, equipment and processes that are currently required by our customers, we cannot be certain that we will develop the capabilities required by our customers in the future. The emergence of new technology industry standards or customer requirements may render our equipment, inventory or processes obsolete or noncompetitive. In addition, we may have to acquire new assembly and testing technologies and equipment to remain competitive. The acquisition and implementation of new technologies and equipment may require significant expense or capital investment, which could reduce our operating margins and our operating results. Our failure to anticipate and adapt to our customers’ changing technological needs and requirements could have an adverse effect on our business.

We manufacture substantially all of our products from a single facility.

        We manufacture all of the products we sell. As a result, any prolonged disruption in the operations of our manufacturing facility, whether due to technical or labor difficulties, destruction of or damage to any facility or other reasons, could have a material adverse effect on our business, financial condition and results of operations. In this regard, our principal manufacturing facility is located in Clearwater, Florida and is thus exposed to the risks of damage from certain weather conditions including, without limitation: hurricanes, windstorms, and floods. If our facilities were to be out of production for an extended period, our business, financial condition and results of operation would be materially adversely affected.

We rely on short-term contracts with most of our clients.

        Because long-term contracts are not a significant part of our business, future results cannot be reliably predicted by considering past trends or extrapolating past results.

We are dependent on the proper functioning of our information systems in operating our business.

        Our information systems are protected through physical and software safeguards and we have backup remote processing capabilities. They are still vulnerable, however, to hurricanes, other storms, flood, fire, terrorist acts, earthquakes, power loss, telecommunications failures, physical or software break-ins, computer viruses and similar events. If our critical information systems fail or are otherwise unavailable, we would have to accomplish these functions manually, which could temporarily impact our ability to identify business opportunities quickly, to maintain billing and clinical records reliably, and to bill for services efficiently. In addition, we depend on third party vendors for certain functions whose future performance and reliability we can not warranty.

Our success depends upon retaining the services of our management team.

        We are highly dependent on our management team. We expect that our continued success will largely depend upon the efforts and abilities of members of our management team. The loss of the services of any of our key executives for any reason could have a material adverse effect upon us. Our success also depends upon our ability to identify, develop, and retain qualified management, professionals and technical operating staff. We expend significant resources in recruiting and training our employees, and the pool of available applicants for these positions is limited. The loss of the services of any key executives, or our inability to continue to attract and retain qualified staff, could have a material adverse effect on our business, results of operations and financial condition.

Adverse results in tax audits could result in significant cash expenditures or exposure to unforeseen liabilities.

        We are subject to periodic federal, state and local income tax audits for various tax years. Although the Company attempts to comply with all taxing authority regulations, adverse findings or assessments made by the taxing authorities as the result of an audit could materially adversely affect us.

Because we are a holding company, we depend on receiving distributions from our subsidiaries and we could be harmed if such distributions could not be made in the future.

        We are a holding company with essentially no operations of our own and conduct all of our business through our subsidiaries. Our only significant asset is the outstanding capital stock of our subsidiaries. We are wholly dependent on the cash flow of our subsidiaries and dividends and distributions to us from our subsidiaries in order to service any current and future indebtedness obligations we may have.

We are prohibited from paying dividends on our common stock.

        We have not paid any dividends on our common stock and do not anticipate declaring or paying any dividends in the foreseeable future. The terms of our loan agreements prohibit us from paying dividends on our common stock.

The issuance of additional shares of our common stock as a result of the conversion or exercise of currently outstanding derivative securities may cause our stock price to decline.

        We currently have 4,648,287 shares of common stock outstanding as of January 20, 2004. In addition, the following shares of our common stock are issuable upon exercise or conversion of currently outstanding securities:

  1,383,000 shares of common stock are issuable upon exercise of currently outstanding common stock purchase options having exercise prices ranging from $0.48 to $25.00;
  596,017 shares of common stock are issuable upon exercise of currently outstanding common stock purchase warrants having exercise prices ranging from $0.01 to $1.88; and
  847,457 shares of common stock are issuable upon conversion of 2,000 shares of series A convertible preferred stock.

The possibility of exercise or conversion of these securities and the inclusion of the underlying shares of common stock in the issued and outstanding shares may adversely affect the market price of our common stock.

If we must make certain payments of certain amounts to Eureka I, L.P., such payments could have a material effect on our financial condition and could cause our stock price to decline.

        Our warrant agreement and the terms of the convertible preferred stock, issued to Eureka I, L.P., contain certain anti-dilution provisions and a make-whole provision that obligates us to pay certain amounts to the holder of the warrants and convertible preferred stock if such holder does not ultimately receive an amount equal to the price per share of the common stock on the date they exercise their right to purchase the common shares that underlie the warrants and the convertible preferred stock. The warrant agreement also contains a provision that may obligate us to pay certain amounts to the holders of the warrants in the event that there is a change in control of our voting common stock, if we are sold or if there is a public offering of our common stock. In the event that we are required to make payments to the holders of the warrants and/or the preferred stock, we may elect to issue additional warrants and/or preferred stock in lieu of a cash payment. The make-whole provision and other provisions of the warrant agreement and convertible preferred stock agreement provide for a maximum of 12,500,000 shares that may be issued pursuant to those provisions.

We may be adversely affected by governmental regulation of our business.

        Our business is subject to federal regulation concerning components of packaging materials that are in contact with food and drugs. While we have had no material difficulty complying with such regulations in the past, there can be no assurance that we will be able to continue to obtain all necessary approvals or that the cost of compliance will not prove to be material. Additionally, we cannot assure you that significant changes in such regulations will not occur in the foreseeable future. Our inability to comply with the current regulations and any future changes to such regulations could have a material adverse effect on our business, results of operations and financial condition.

We face an inherent risk of exposure to product liability claims in the event that the use of the products we manufacture and sell results in personal injury.

        We face an inherent risk of exposure to product liability claims in the event that the use of the products we manufacture and sell results in personal injury. Although we have not experienced any losses due to product liability claims, we cannot assure you that we will not experience such losses in the future. We maintain insurance against product liability claims, but we cannot be certain that such coverage will be adequate to cover any liabilities that we may incur, or that such insurance will continue to be available on terms acceptable to us. A successful claim brought against us in excess of available insurance coverage, or any claim that results in significant adverse publicity against us, could harm our business.

If we are unable to protect our intellectual property rights, our business and prospects may be harmed.

        Our ability to compete effectively is dependent upon the proprietary nature of the designs, processes, technologies and materials owned by, used by or licensed to us. Although we attempt to protect our proprietary property, technologies and processes both in the United States and in foreign countries through a combination of patent law, trade secrets and non-disclosure agreements, these may be insufficient. In addition, because of the differences in foreign patent and other laws concerning proprietary rights, our products may not receive the same degree of protection in foreign countries as they would in the United States.

Intellectual property claims and litigation could subject us to significant liabilities for damages and invalidation of our proprietary rights.

        In the future we may have to resort to litigation to protect our intellectual property rights to protect our trade secrets or to develop the validity and scope of our proprietary rights of others. Any litigation, regardless of its success, would be costly and require significant time and attention of our key management and technical personnel. The litigation could also force us to:

  Stop or delay selling, incorporating or using products that incorporate the challenged intellectual property;
  Pay damages;
  Enter into licensing or royalty agreements, which may be unavailable under acceptable terms; and
  Redesign products and services that incorporate infringing technology.

        We may face infringement claims from third parties in the future. The medical packaging industry has seen frequent litigation over intellectual property rights, and we expect that participants in the medical packaging industry will be increasingly subject to infringement claims as the number of products, services, and competitors grow and functionality of the products and services overlap. We cannot assure you that the steps taken by us will be adequate to deter misappropriation of our proprietary rights or that third parties will not independently develop substantially similar products, services and technology. Furthermore, there can be no assurance that our products will not infringe upon the intellectual property rights of third parties. We may not be able to avoid infringement of third party intellectual property rights and may have to obtain a license, defend an infringement action, or challenge the validity of the intellectual property rights in court. Failure to obtain or maintain intellectual property rights in our products, for any reason, could have a material adverse effect on us.

Our business will suffer if we fail to comply with recent federal regulations and proposed rules of the Commission relating to corporate governance reform.

        As a public company, we are subject to certain federal regulations and the rules and regulations of the Commission. On July 30, 2002, President George W. Bush signed into law the Sarbanes-Oxley Act of 2002, effecting tighter accounting, corporate fraud and securities laws. To implement this legislation, the Commission is expected to adopt new rules pertaining to, among other things, audit committee requirements and additional disclosure and reporting requirements. Our reputation and financial results could be materially harmed by any failure by us to comply with any current or future rules or regulations relating to the Sarbanes-Oxley Act or to any other federal corporate reform measures.

Our stock price may be volatile.

        Our common stock is traded on American Stock Exchange under the symbol “MPP”. The market price of our stock has fluctuated substantially in the past and could fluctuate substantially in the future, based on a variety of factors, including our operating results, changes in general conditions in the economy, the financial markets, or other developments affecting us, our clients, or our competitors, some of which may be unrelated to our performance. Those fluctuations and demand for our services may adversely affect the price of our stock. It is possible that the stock price may reach a level where we lose our eligibility to remain listed on the American Stock Exchange.

        In addition, the stock market, in general, has experienced volatility that has often been unrelated to the operating performance of public companies. These broad market fluctuations may adversely affect the market price of our common stock, regardless of our operating results.

        Among other things, volatility in our stock price could mean that investors will not be able to sell their shares at or above the prices which they pay. The volatility also could impair our ability in the future to offer common stock as a source of additional capital.

Our stockholders do not have cumulative voting rights.

        The holders of our capital stock do not have cumulative voting rights. Accordingly, the holders of more than 50% of our outstanding shares entitled to vote for the election of directors can elect all of our directors then being elected; the holders of the remaining shares by themselves cannot elect any directors.

Provisions of our certificate of incorporation and the applicable Delaware General Corporation law may make it more difficult to complete a contested takeover of our Company.

        Certain provisions of our certificate of incorporation and the Delaware General Corporation Law (the “DGCL”) could deter a change in our management or render more difficult an attempt to obtain control of us, even if such a proposal is favored by a majority of our stockholders. For example, we are subject to the provisions of the DGCL that prohibit a public Delaware corporation from engaging in a broad range of business combinations with a person who, together with affiliates and associates, owns 15% or more of the corporation’s outstanding voting shares (an “interested shareholder”) for three years after the person became an interested shareholder, unless the business combination is approved in a prescribed manner. Finally, our certificate of incorporation includes undesignated preferred stock, which may enable our Board of Directors to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise.

Terrorist attacks and other acts of violence or war may affect any market on which our shares trade, the markets in which we operate, our operations and our profitability.

        Terrorist acts or acts of war or armed conflict could negatively affect our operations in a number of ways. Primarily, any of these acts could result in increased volatility in or damage to the United States and worldwide financial markets and economy. They could also result in a continuation of the current economic uncertainty in the United States and abroad. Acts of terrorism or armed conflict, and the uncertainty caused by such conflicts, could cause an overall reduction in sales of our products and the corresponding shipments of our products. This would have a corresponding negative effect on our operations. Also, terrorist activities similar to the type experienced on September 11, 2001 could result in another halt of trading of securities on the American Stock Exchange, which could also have an adverse affect on the trading price of our shares and overall market capitalization.

USE OF PROCEEDS

        We will not receive any of the proceeds of the offering. We have agreed to pay the expenses, other than underwriting discounts, if any, relating to the sale of the shares of our common stock.

SELLING STOCKHOLDERS

        The following table sets forth information, with respect to the selling stockholders and the shares of common stock beneficially owned by each selling stockholder that may be offered pursuant to this prospectus. The selling stockholders may offer all, some or none of the shares of common stock. The percentage of shares of common stock beneficially owned by each selling stockholder is based on 4,648,287 shares of common stock outstanding as of January 20, 2004.

Name of	Shares Beneficially		Number of	Shares Beneficially Owned
Selling Stockholder	Owned Before		Shares	After the Offering(2)
	the Offering		Offered

	Number	Percent		Number	Percent

Michael P. Conroy(1)	326,000	6.70%	100,000	226,000	4.64%
Andrew Patrick Chase	2,705	*	2,705	0	—
Samuel M. Chase, III	2,705	*	2,705	0	—
The Chase Family Trust	70,000	1.51%	70,000	0	—
Stanley D. Estrin Irrevocable Trust dated 3/16/93	4,315	*	4,315	0	—
Joan L. Fitterling Revocable Trust dated August 15, 1995	34,824	*	34,824	0	—
James C. Harper	19,828	*	19,828	0	—

*     Less than 1%.

(1)	Mr. Conroy is a member of our board of directors and our Chief Financial Officer, Vice President and Secretary. Includes: (i) 170,000 shares of Common Stock subject to purchase pursuant to options exercisable within 60 days of January 20, 2004, and (ii) 50,000 shares of Common Stock subject to purchase pursuant to options exercisable as of April 1, 2004.

(2)	Assumes the sale of all shares offered pursuant to this prospectus.

        Certain of the selling stockholders listed above are selling shares of our common stock they received in connection with various private transactions. In August 1998, we borrowed $25,000 from the Stanley D. Estrin Irrevocable Trust and, in October 1998, we borrowed $200,000 from the Joan L. Fitterling Revocable Trust, to support the operations of our former business segment, Medical Technology Laboratories, Inc., which was sold in March 2000. As part of these transactions, we issued (i) warrants to purchase 5,900 shares of our common stock (as adjusted for our 2.5 for 1 reverse stock split effected in December 2000) to the Stanley D. Estrin Irrevocable Trust, and (ii) warrants to Purchase 47,200 shares of our common stock (as adjusted for our 2.5 for 1 reverse stock split effected in December 2000) to the Joan L. Fitterling Revocable Trust. The Stanley D. Estrin Irrevocable Trust recently exercised its warrants (by a cashless exercise) and upon exercise we issued 4,315 shares of our common stock to the Stanley D. Estrin Irrevocable Trust. Also, the Joan L. Fitterling Trust recently exercised its warrants (by a cashless exercise) and upon exercise we issued 34,824 shares of our common stock to the Joan L. Fitterling Revocable Trust.

        In June 2002, we completed the issuance of 2,000 shares of our convertible participating preferred stock to an accredited investor for an aggregate consideration of approximately $2,000,000. As part of this transaction we agreed to issue to Westminster Securities Corporation, and its assigns, warrants to purchase up to an aggregate of 125,000 shares of our common stock. At the request of Westminster Securities Corporation, we issued warrants for: (i) 25,000 shares of our common stock to James C. Harper, and (ii) 100,000 shares of our common stock to The Chase Family Trust. The Chase Family Trust recently exercised its warrants (by a cashless exercise) and upon exercise we issued: (i) 70,000 shares of our common stock to The Chase Family Trust, (ii) 2,705 shares of our common stock to Andrew Patrick Chase, and (iii) 2,705 shares of our common stock to Samuel M. Chase III. In addition, James C. Harper recently exercised his warrants (by a cashless exercise) and upon exercise we issued 19,828 shares of our common stock to James C. Harper.

        The selling stockholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock offered pursuant to this prospectus and beneficially owned by each selling stockholder.

PLAN OF DISTRIBUTION

        The shares of common stock being offered by the selling stockholders may be sold through underwriters or dealers, directly to one or more purchasers, through agents, or through a combination of any such methods of sale. Any applicable prospectus supplement with respect to the securities offered by the selling stockholders will set forth the:

  name of any such underwriter or agent involved in the offer and sale of our common stock;
  the amounts underwritten;
  the nature of its obligation to purchase our common stock; and
  the initial offering price and any discounts or concessions allowed, re-allowed or paid to dealers.

        As used in this prospectus, “selling stockholders” include transferees, donees, pledgees, legatees, heirs, or legal representatives that sell shares received from the selling stockholders after the date of this prospectus.

        The distribution of common stock may be effected from time to time in one or more transactions at a fixed price or prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. Prices may change over time.

        In connection with the sale of common stock, underwriters or agents may receive compensation from the selling stockholders, or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions, or commissions. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of securities may be deemed to be underwriters under the Securities Act of 1933. Any discounts or commissions they receive from the selling stockholder and any profit on the resale of securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any underwriter or agent may be identified, and any compensation received from the selling stockholder will be described, in the applicable prospectus supplement.

        To facilitate the offering of common stock, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of common stock. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market. In addition, these persons may stabilize or maintain the price of our common stock by bidding for or purchasing shares in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

        There is no assurance that the selling stockholder will sell any common stock offered hereby, and the selling stockholder may transfer, devise, or gift the common stock by other means not described in this prospectus.

        We will not receive any proceeds from the sale of any shares of common stock by the selling stockholders. We have agreed to bear all expenses, other than selling commissions, in connection with the registration and sale of the common stock being offered by the selling stockholders.

        Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock offered pursuant to this prospectus may be limited in its ability to engage in market activities with respect to the common stock. Without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M. Those rules and regulations may limit the timing of purchases and sales of any of the common stock offered by the selling stockholder pursuant to this prospectus, which may affect the marketability of the common stock offered hereby.

        Any shares of common stock sold pursuant to a prospectus supplement will be listed on the American Stock Exchange by us, subject to official notice of issuance.

        Under agreements into which we may enter, underwriters, dealers, and agents who participate in the distribution of securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act of 1933.

        Underwriters, dealers, and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

LEGAL MATTERS

        The validity of the shares of common stock offered by this prospectus will be passed on for us by Holland & Knight LLP, Tampa, Florida.

EXPERTS

        Our consolidated financial statements as of March 31, 2003 and 2002 and for each of the three years in the period ended March 31, 2003, which are incorporated by reference into this prospectus, have been audited by Grant Thornton, LLP, independent public accountants. Our consolidated financial statements and the report of the independent public accountants, included in our Annual Report on Form 10-K filed on June 30, 2003, are incorporated by reference in reliance on the reports of Grant Thornton, LLP, given on the authority of said firm as an expert in auditing and accounting.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

        This prospectus constitutes a part of a registration statement on Form S-3 filed by us with the Commission under the Securities Act of 1933 with respect to the securities offered in this prospectus. This prospectus does not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement, as allowed by the rules and regulations of the Commission. You may wish to inspect the registration statement and the exhibits to that registration statement for further information with respect to us and the securities offered in this prospectus. Copies of the registration statement and the exhibits to such registration statement are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of the material provisions of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

        We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file reports, proxy statements, and other information with the Commission. The public may read and copy any materials that we file with the Commission at the Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet site that contains reports, proxy and information statements, and other materials that are filed through the Commission’s Electronic Data Gathering, Analysis, and Retrieval system. This web site can be accessed at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The Commission allows us to “incorporate by reference” information in documents that we file with it. We have elected to use a similar procedure in connection with this prospectus, which means that we can disclose important information by referring you to those documents that are considered part of this prospectus. Information that we file later with the Commission will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings we make with the Commission after the date of this prospectus and prior to the termination of the offering of the common stock under this prospectus:

  Our Annual Report on Forms 10-K for the fiscal year ended March 31, 2003 (including information specifically incorporated by reference into our Form 10-K from our definitive Proxy Statement).
  Our Quarterly Reports on Form 10-Q for our fiscal quarters ended June 30, 2003 and September 30, 2003.
  Our Reports on Form 8-K filed on June 18, 2003, August 7, 2003 and November 4, 2003.
  The description of our common stock contained in our registration statement on Form 8-A dated December 27, 2002, filed pursuant to Section 12(b) of the Securities Exchange Act of 1934.
  All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the expiration of the offering, shall be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date of filing of such documents.
  All documents filed by us after the date of filing the initial registration statement on Form S-3 of which this prospectus forms a part and prior to the effectiveness of such registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 shall be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date of filing of such documents.

        On request, we will provide at no cost to each person, including any beneficial owner who receives a copy of this prospectus, a copy of any or all of the documents incorporated in this prospectus by reference. We will not provide exhibits to any such documents, however, unless such exhibits are specifically incorporated by reference into those documents. Written or telephone requests should be addressed to our principal executive offices, attention: Investor Relations, Medical Technology Systems, Inc., 12920 Automobile Boulevard, Clearwater, Florida 33762, Telephone: (727) 576-6311.

MEDICAL TECHNOLOGY SYSTEMS, INC.

234,377 Shares

Common Stock

Prospectus

____________, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses Of Issuance and Distribution.

        An estimate (other than the Commission registration fee) of the fees and expenses of issuance and distribution of the common stock offered hereby all of which will be paid by Medical Technology Systems, Inc. (“Med Tech”) is as follows:

Commission registration Fee	$135
Legal fees and expenses	$39,000*
Accounting fees and expenses	$4,500*
Printing fee	$500*
Miscellaneous	$200*

Total	$44,335

*Estimated

Item 15.   Indemnification Of Directors and Officers.

        The Delaware General Corporation Law (the “DGCL”) permits Med Tech and its stockholders to limit directors’ exposure to liability for certain breaches of the directors’ fiduciary duty, either in a suit on behalf of Med Tech or in an action by stockholders of Med Tech.

        Our Certificate of Incorporation also requires us to indemnify our current or former directors, officers, and employees with respect to expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement to the fullest extent permitted by § 145 of the DGCL. We have entered into indemnification agreements with each of our officers and directors and intend to enter into indemnification agreements with each of our future officers and directors. Pursuant to such indemnification agreements, we have agreed to indemnify our officers and directors against certain liabilities, including liabilities arising out of the offering made by this Registration Statement.

        The general effect of the foregoing provision may be to reduce the circumstances in which a director or officer may be required to bear the economic burden of the foregoing liabilities and expenses.

        We maintain a standard form of officers’ and directors’ liability insurance policy which provides coverage to our officers and directors for certain liabilities, including certain liabilities which may arise out of this Registration Statement.

Item 16.   Exhibits.

Exhibit Number	Exhibit

4.1	Specimen of Stock Certificate
4.2	Certificate of Incorporation and Amendments thereto(1)
4.3	Certificate of Amendment of Certificate of Incorporation(2)
4.4	Certificate of Amendment to Certificate of Incorporation
4.5	Certificate of Designation of Series A Preferred Stock(3)
4.6	Bylaws(1)
5	Opinion of Holland & Knight LLP
23.1	Consent of Holland & Knight LLP (included in Exhibit 5)
23.2	Consent of Grant Thornton, LLP
24	Power of Attorney

(1)     Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 33-17852) filed October 9, 1987.

(2)     Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 33-40678) filed May 17, 1991.

(3)     Incorporated by reference to the Registrant’s Annual Report on Form 10-K (File No. 000-16594) filed July 1, 2002.

Item 17.   Undertakings.

        The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(i) and (a)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b)	For purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(g)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Clearwater, state of Florida, on January 22, 2004.

MEDICAL TECHNOLOGY SYSTEMS, INC.

By:	/s/ Todd E. Siegel

Todd E. Siegel, Chairman of the Board,
Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Todd E. Siegel	Chairman of the Board of Directors,	January 22, 2004
Todd E. Siegel	Chief Executive Officer and President

/s/Michael P. Conroy	Secretary, Chief Financial Officer and Vice President	January 22, 2004
Michael P. Conroy

/s/Mark J. Connolly	Principal Accounting Officer and Controller	January 22, 2004
Mark J. Connolly

/s/John Stanton	Director and Vice Chairman of the Board of Directors	January 22, 2004
John Stanton

/s/David W. Kazarian	Director	January 22, 2004
David W. Kazarian

/s/Frank A. Newman	Director	January 22, 2004
Frank A. Newman

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Specimen of Stock Certificate
4.2	Certificate of Incorporation and Amendments thereto(1)
4.3	Certificate of Amendment of Certificate of Incorporation(2)
4.4	Certificate of Amendment to Certificate of Incorporation
4.5	Certificate of Designation of Series A Preferred Stock(3)
4.6	Bylaws(1)
5	Opinion of Holland & Knight LLP
23.1	Consent of Holland & Knight LLP (included in Exhibit 5)
23.2	Consent of Grant Thornton, LLP
24	Power of Attorney

(1)     Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 33-17852) filed October 9, 1987.

(2)     Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 33-40678) filed May 17, 1991.

(3)     Incorporated by reference to the Registrant’s Annual Report on Form 10-K (File No. 000-16594) filed July 1, 2002.